EXHIBIT 10.1

Summary Sheet: Terms of Employment for Named Executive Officers for 2019

Employment Status

Pursuant to the Federal Home Loan Bank Act, the employees of the Federal Home Loan Bank of San Francisco (the "Bank"), including the Bank's chief executive officer, the chief financial officer and other current named executive officers as of December 31, 2018 (J. Gregory Seibly, Kenneth C. Miller, Elena Andreadakis, Stephen P. Traynor, and Suzanne Titus-Johnson) (the “named executive officers”), are “at will” employees. The named executive officers may resign at any time and the Bank may terminate their employment at any time for any reason or no reason, with or without cause and with or without notice.

Each of the named executive officers receives a base salary and is eligible to participate in the Bank's executive incentive compensation plans and comprehensive benefit programs, including both qualified and nonqualified retirement benefit plans. For 2019, the base salaries of the current named executive officers are as follows: J. Gregory Seibly, $945,000; Kenneth C. Miller, $495,000; Elena Andreadakis, $455,000; Stephen P. Traynor, $455,000; and Suzanne Titus-Johnson, $440,0001.

On occasion, the Bank may pay for resort activities for employees, including our named executive officers, in connection with business-related meetings; and in some cases, the Bank may pay the expenses for spouses/partners accompanying employees to these meetings or other Bank-sponsored events.

The Board adopted the Corporate Senior Officer Severance Policy (Senior Officers' Policy) applicable to the president and senior vice presidents. The Senior Officers' Policy provides severance benefits in the event that the employee's employment is terminated because the employee's job or position is eliminated or because the job or position is substantially modified so that the employee is no longer qualified or cannot perform the revised job. For these officers, severance under the Senior Officers' Policy is equal to the greater of (i) 12 weeks of the officer's base salary, or (ii) the sum of three weeks of the officer's base salary, plus three weeks of the officer's base salary for each full year of service and three weeks of base salary prorated for each partial year of service at the Bank to a maximum of 52 weeks of base salary. The Senior Officers' Policy also provides one month of continued health and life insurance benefits and, at the Bank's discretion, outplacement assistance. The Senior Officers' Policy also provides severance payments in connection with a "Change in Control" (as defined by the Senior Officers' Policy).

In April 2016, the Bank entered into an employment agreement with Mr. Seibly with an initial term of three years and one-year terms thereafter, unless terminated at any time by either the Bank or Mr. Seibly. Under the terms of the agreement, Mr. Seibly initially received a base annual salary of $800,000 and a sign-on payment of $600,000 to be received in two equal installments within 30 days of each of the first and second anniversaries of Mr. Seibly’s employment start date, and subject to clawback in certain circumstances. The base annual salary is subject to review at the Board’s discretion. The employment agreement provides for a severance payment equal to (i) two times his “Base Salary” (as defined in his employment agreement); and (ii) two times his “Annual Incentive Amounts” (as defined in his employment agreement) and continued benefits if Mr. Seibly’s employment is terminated under certain circumstances in connection with a “Change in Control” (as defined in his employment agreement) of the Bank.

Mr. Seibly is also eligible to participate in the Bank’s various executive incentive and employee benefit plans, including the Bank’s Supplemental Executive Retirement Plan (SERP), 2016 President's Incentive Plan, and the 2014-2016, 2015-2017, and 2016-2018 Executive Performance Unit Plans. Under Mr. Seibly’s employment

[1]Base salaries for named executive officers are subject to Federal Housing Finance Agency review and non-objection.

agreement, the years of credited service and the amount of Bank contribution credits under the SERP, prior to its amendment effective January 2018, were as follows: 10% of total annual compensation for less than 4 years of credited service; 15% of total annual compensation for 4 or more years but less than 9 years of credited service; and 20% of total annual compensation for 9 or more years of credited service. In addition, Mr. Seibly’s employment agreement provides that he will receive a supplemental SERP contribution credit in the amount of $600,000, to be credited in three equal installments over two years, with the first installment credited at the time his employment began and the second and third installments credited on the first and second anniversaries of his employment commencement, respectively. These supplemental SERP contribution credits will vest immediately when credited. Mr. Seibly’s employment agreement also provides for reimbursement of his relocation cost up to $250,000 and payment to the appropriate taxing authorities of up to $220,000 of any relocation tax obligations.

The employment agreement also provides that if Mr. Seibly’s employment is terminated due to the expiration of the initial three-year term and the Board decides not to extend his employment for any additional term, Mr. Seibly shall be entitled to receive a severance payment equal to twelve (12) months of base salary and a pro-rata portion of the president’s incentive plan (Severance Payment). The employment agreement further provides that if Mr. Seibly is terminated without “Cause” (as defined in his employment agreement) or if he terminates his employment for “Good Reason” (as defined in his employment agreement) any time during the initial three-year term, Mr. Seibly shall be entitled to receive severance payments equal to: the Severance Payment; all “Accrued Benefits” (as defined in his employment agreement); and all unpaid sign-on benefits.

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